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                                                                   EXHIBIT 10.17

                                  ONCOR, INC.
                 EMPLOYMENT AND MANAGEMENT CONTINUITY AGREEMENT


                 This Employment and Management Continuity Agreement (the "Agreement") is made and entered into effective as of September 29, 1997, by and between Steven Turner (the "Executive") and Oncor, Inc., a Maryland corporation (the "Company" or "Oncor").

                                    RECITALS

                 A. The Board of Directors of the Company (the "Board") believes that it is in the best interests of the Company and its stockholders to provide the Executive with the incentive to continue his employment with the Company and to motivate the Executive to maximize the value of the Company.

                 B. The Company has retained Lehman Brothers pursuant to a letter dated June 3, 1997 (the "Lehman Letter"), which contemplates the possibility of an acquisition of the Company by another company or other change of control. The Board recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board has further determined that it is in the best interests of the Company to provide incentives to the Executive to maximize the value of the Company in anticipation of any Change of Control.

                 C. The Board believes that it is imperative to provide the Executive with certain benefits upon termination of employment or upon a Change of Control, which benefits are intended to provide the Executive with financial security and provide sufficient incentive and encouragement to the Executive to remain with the Company notwithstanding the possibility of a Change of Control.

                 D. To accomplish the foregoing objectives, the Board has directed the Company, upon execution of this Agreement by the Executive, to agree to the terms provided herein.

                 NOW, THEREFORE, in consideration of the mutual covenants
                 herein contained, and in consideration of the continuing employment of the Executive by the Company, the parties agree as follows:
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                 1.       DEFINITION OF TERMS.  The following terms referred to
                          in this Agreement shall have the following meanings:

                          (a)     Affiliate.  "Affiliate" means any
                                  corporation, firm or partnership directly or indirectly controlled by, controlling or under common control with the Company.

                          (b) Base Compensation. "Base Compensation" shall mean base salary of the Executive, as adjusted from time to time by the Board, in its discretion.

                          (c) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee that is intended to result in substantial personal enrichment of the Executive or his associates at the expense of the Company or its stockholders, (ii) committing a felony or an act of fraud against the Company or its affiliates, (iii) continued violations by the Executive of the Executive's obligations under this Agreement which are willful and deliberate on the Executive's part after there has been delivered to the Executive a written demand from the Company to cease such activities; or
                                  (iv) Executive purposely makes negative and inaccurate comments about the Company in circumstances where such information is likely to become available to the public.

                          (d) Change of Control. "Change of Control" shall mean a "Sale" of the Company as defined in the Lehman Letter, to wit: A "Sale" of the Company shall mean any transaction or series or combination of transactions, other than in the ordinary course of business, whereby, directly or indirectly, control of or a majority interest in the Company or a majority of its assets, is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, a leveraged buy-out or any similar transaction.

                          (e) Disability. "Disability" shall mean that the Executive has been unable to perform his duties under this Agreement as the result of his incapacity due to physical or mental illness, and such inability, at least 180 days after its commencement, is determined to be permanent by a physician selected by the Company or its insurers and is acceptable to the Executive or the Executive's legal representative (agreement regarding






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                                  acceptability not to be unreasonably
                                  withheld).  Termination resulting from
                                  Disability may only be effected after at least 30 days' written notice to the Executive by the Company of its intention to terminate the Executive's employment. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, and continues to perform such duties for a period of at least 60 days, the notice of intent to terminate shall automatically be deemed to have been revoked.

                          (f) Involuntary Termination. "Involuntary Termination" shall mean the Executive's voluntary resignation within 3 months of the occurrence of any of the following events:
                                  (i) without the Executive's consent, the reduction of the Executive's duties or the removal of the Executive from his position and responsibilities as set forth in this Agreement; (ii) without the Executive's consent, a reduction of the facilities and perquisites (including office space, support staff and location) available to the Executive; (iii) a reduction by the Company in the Base Compensation of the Executive as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled with the result that the Executive's overall benefits package is significantly reduced; or
                                  (v) the refusal by the Executive to relocate his principal place of employment to a facility or location more than 75 miles from the Executive's then present location following a written demand from the Company to undertake such relocation. An Involuntary Termination will also include (i) any purported termination of the Executive by the Company which is not effected by Disability or for Cause, as those terms are defined herein, or any purported termination for which the grounds relied upon are not valid under this Agreement, or (ii) the failure of the Company to obtain the assumption of this Agreement by any successors as contemplated in Section 8 below.

                 2. EMPLOYMENT; TERM. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, as Chief Executive Officer of the Company, for the period effective September 29, 1997 and ending on September 28, 1999 unless terminated sooner. For purposes hereof, the period of Executive's employment hereunder is referred to as the "Term".






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                 3.       DUTIES AND EXTENT OF SERVICES.

                          (a) During the Term, the Executive shall serve as Chief Executive Officer of the Company with such duties and responsibilities as are consistent with such positions, and shall so serve faithfully and to the best of his ability, under the direction and supervision of the Company's Board of Directors (the "Board").

                          (b) The Executive shall continue to serve as a Director of the Company if elected to such position in accordance with law and hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be authorized by the Board of Directors of the Company, provided that each such position shall be commensurate with the Executive's standing in the business community as Chief Executive Officer of the Company. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term as a Director of the Company or in any other office or position of the Company, or any of its subsidiaries or affiliates, unless the Board of Directors of the Company shall have specifically approved such additional compensation.

                          (c) The Executive shall devote substantially full business time, attention and efforts to his duties hereunder, except to the extent specified below. The Executive shall diligently perform to the best of his ability all of the duties required of him as Chief Executive Officer of the Company, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. The Executive shall faithfully adhere to, execute and fulfill all policies established by the Company. Notwithstanding the foregoing provisions of this section, the Executive may participate in charitable, civic, political, social, trade, or other non-profit organizations to the extent such participation does not materially interfere with the performance of his duties hereunder, and may make personal investments in, and may serve as a non-management director or non-employee officer of, business corporations (or in a like capacity in other for-profit organizations) so long as it does not materially interfere with the Executive's obligations hereunder.

                          (d) Company and Executive agree that if they agree that Executive shall change primary responsibilities to become a substantially






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                                  full time chief executive officer or a
                                  similar position with a subsidiary of the Company such as Codon Pharmaceuticals, Inc. ("New Company"), then New Company shall become the employer of Executive under this Agreement provided that (i) Company shall remain financially obligated for the obligations of New Company hereunder and (ii) if Executive's base salary for New Company is less than $240,000 annually, Company will make up the difference.

                 4. BASE COMPENSATION. The Company shall continue to pay the Executive as compensation for his services a base salary at the annualized rate of Two Hundred Forty Thousand Dollars ($240,000), along with such performance bonus amounts, if any, as the Board may authorize, in its discretion, from time to time.
                          This annual salary and bonus (if any) may be raised, or reduced (but only with consent of the Executive) from time to time by the Board. Such salary shall be paid periodically in accordance with normal Company payroll practices.

                                  If (a) Executive is still employed on March
                          1, 1998, or (b) prior to that time his employment is terminated (i) by the Company without Cause, (ii) as a result of a Change or Control, (iii) due to disability or (iv) by Involuntary Termination, then the Company shall reduce the outstanding indebtedness of Executive to the Company by $75,000. The parties agree to provide such documentation of that reduction of debt as may be necessary or appropriate under the circumstances. Any of such amount is not necessary to reduce indebtedness shall paid to Executive in cash, subject to the appropriate withholding requirements.

                 5. EXECUTIVE BENEFITS. The Executive shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Company and applicable to other key executives of the Company, including, without limitation, retirement plans, savings or profit-sharing plans, stock option plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar programs or plans, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question, to the determination of any committee administering such program or plan and to the terms of this Agreement.

                 6.       SEVERANCE BENEFITS.

                          (a) Termination Apart from Change of Control. In the event the Executive's employment terminates in circumstances that






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                                  constitute an Involuntary Termination prior
                                  to the occurrence of a Change of Control (the "No-Change Period"), then the Executive shall be entitled to receive severance pay equal to 24 months' Base Compensation, to be paid out monthly at the same time as the Company's regular payroll is paid, and any other benefits that may then be established under the Company's existing severance and benefit plans and policies, if any, for employees generally at the time of such termination.
                                  In the event the Executive resigns under circumstances that do not constitute an Involuntary Termination during the No-Change Period, then no severance payment shall be due unless in accordance with the Company's existing severance and benefit plans and policies, if any, for employees generally at the time of such termination.

                          (b) Termination In Connection With A Change In Control. (i) Subject to the limitation on payments set forth in Section 8 below, if the Company terminates the Executive's employment in connection with a Change in Control under circumstances that constitute an Involuntary Termination, then the Executive shall be entitled to receive severance pay in an amount equal to 24 months' Base Compensation. Any severance payments to which the Executive is entitled pursuant to this paragraph shall be paid in a lump sum within thirty (30) days after the Executive's termination. (ii) Following a Sale, the Executive agrees to remain an Oncor employee (or an employee of Oncor's successor after a Sale) until six (6) months after the Sale Date or earlier termination by Oncor (other than in cases of death or disability).

                                        The Executive is party to Option
                                  Agreements with the Company, pursuant to which he can purchase shares of the Company's common stock. The Company's Stock Option Plan, pursuant to which the Option Agreement was entered into, provides for termination of the option period ninety days after the Executive ceases to perform services for the Company. In consideration of the mutual promises and covenants contained herein and if permissible under the Sale transaction and the policies of the purchaser, the Executive shall be able to exercise options under the Option Agreements following a Sale at any time up to the scheduled expiration of the option period under the Option Agreement notwithstanding termination of employment.






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                          (c)     Termination for Cause.  Notwithstanding
                                  anything else contained in this Agreement, if the Company terminates the Executive's employment for Cause, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for those benefits, if any, as then established under the Company's then existing severance and benefit plans and policies at the time of such termination.

                          (d) Medical, Life and Disability Benefits. In the event the Executive is entitled to severance benefits pursuant to this Agreement, then in addition to such severance benefits, the Executive shall receive Company-paid health, life and disability insurance coverage to the extent provided to such Executive immediately prior to the Executive's termination (the "Company-Paid Coverage") for two (2) years after the date of termination of employment or until the Executive becomes covered under another employer's group health, life or disability insurance plan, whichever occurs first. If the Executive's health, life and disability insurance coverage included the Executive's dependent(s) immediately prior to the Executive's termination, such dependent(s) shall also be covered at Company expense.
                                  For purposes of the continuation health
                                  coverage covered under the federal statute known as COBRA, the date of the "qualifying event" triggering the Executive's Election Period (and that of his qualifying beneficiaries) shall be the last date on which the Executive receives Company-Paid Coverage under this Agreement.

                          (e) Death. If the Executive's employment is terminated due to the death of the Executive, then the Executive shall not be entitled to receive severance or other benefits pursuant to this Agreement except for those benefits (if any) as then established under the Company's then existing severance and benefits plans and policies at the time of death.

                          (f) In connection with the provisions in this Agreement, the Executive acknowledges and agrees that he has no other claims or agreements relating to remuneration or compensation from the Company, except pursuant to existing written Company compensation plans and policies.

                 7. UNAUTHORIZED DISCLOSURE; PROHIBITED AND COMPETITIVE ACTIVITIES.






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                          (a)     The Executive understands and agrees that due
                                  to the Executive's position with the Company, both prior to and subsequent to the effective date of this Agreement, the Executive has been and will be exposed to, and has received and will receive, confidential and proprietary information of the company relating to the Company's business affairs (collectively, the "Trade Secrets"), including, but not limited to, technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits, and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, and except as such information
                                  (i) was known to the Executive prior to his employment by the Company, or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this paragraph, the Executive agrees that during his employment with the Company and at all times thereafter the Executive will keep such Trade Secrets confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company or use such information for the benefit of himself or any third person or entity without the prior written consent of the Company. This confidentiality restriction, has no temporal, geographical or territorial restrictions, provided, however, that if in the written opinion of counsel, the Executive is legally compelled to disclose Trade Secrets to any tribunal of only those Trade Secrets which such counsel advises in writing are legally required to be disclosed shall not constitute a Prohibited Activity provided that the Executive shall give the Company as much advance notice of such disclosure as is reasonably practicable.

                          (b) On the effective date of any termination of the Executive's employment with the Company, the Executive will promptly supply to the Company all property, including, but not limited to, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae, or any other






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                                  tangible product or document, and any and all
                                  copies, duplicates or reproductions thereof, which has been produced by, received by or otherwise submitted to the Executive in the course of his employment with the Company other than personal items.

                          (c) The Executive and the Company recognize that due to the nature of the Executive's position with the Company and the relationship of the Executive and the Company, both prior to and subsequent to the date of this Agreement, the Executive has had and will have access to, has had and will acquire, and has assisted and may continue to assist in developing confidential and proprietary information relating to the business and operations of the Company and its affiliates, including Trade Secrets. The Executive acknowledges that such information has been and will be of central importance to the business of the Company and its affiliates and that disclosure of it to, or its use by, others (including, without limitation, the Executive, other than in furtherance of the Company's business and affairs ), could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties has been to develop goodwill for the Company and its affiliates through his personal contact with Customers (as defined below), employees, and others having business relationships with the Company, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated. The Executive accordingly agrees that, during the balance of his employment with the Company, and for a period of one (1) year after the Sale Date, he will not:

                                  (i)         directly or indirectly, whether
                                              for his own account or for the
                                              account of any other person or
                                              entity, solicit, divert or
                                              endeavor to entice away Customers
                                              from the Company or any entity
                                              controlled by the Company, or
                                              otherwise engage in any activity
                                              intended to terminate, disrupt or
                                              interfere with the Company's or
                                              any of its affiliates'
                                              relationship with Customers, or
                                              otherwise adversely affect the
                                              Company's or any of its
                                              affiliates' relationship with
                                              Customers or other business
                                              relationships of the Company or
                                              any affiliate thereof;

                                  (ii)        publish or make any statement
                                              critical of the Company or any
                                              shareholder, officer, director or
                                              affiliate, or in






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                                              any way adversely affect or
                                              otherwise malign the business or
                                              personal reputation of any of
                                              such parties; and the Company
                                              agrees not to publish or make any
                                              statement critical of Executive
                                              or in any way adversely affect or
                                              otherwise malign the business or
                                              personal reputation of Executive.

                                  (iii)       directly or indirectly solicit
                                              any person who, at the time of
                                              such solicitation, is employed by
                                              the Company or any affiliate
                                              thereof, for employment at any
                                              employer other than the Company,
                                              or recommend to any subsequent
                                              employer of the Executive the
                                              solicitation for employment of
                                              any such employee of the company
                                              or affiliate; or

                                   (iv)       engage in any "Competitive
                                              Activity," as defined below.

                          (d) Customers. "Customers" shall mean those persons or entities who, at any time during the Executive's employment with the Company, and/or during the period one (1) year after the termination of the Executive's employment, are or were customers or clients of the Company or any affiliate thereof or any predecessor of any of the foregoing.

                          (e) Competitive Activity. "Competitive Activity" means engaging in any of the following activities, singly or in any combination:

                                  (i)         serving as a director of a
                                              "Competitor" (as defined below);

                                  (ii)        directly or indirectly either
                                              controlling any Competitor, or
                                              owning any equity or debt
                                              interests in any Competitor
                                              (other than equity or debt
                                              interests which are publicly
                                              traded and, at the time of any
                                              acquisition, do not exceed five
                                              percent (5%) of the particular
                                              class of interests outstanding,
                                              it being understood that, if
                                              interests in any Competitor are
                                              owned by an investment vehicle or
                                              other entity in which the
                                              Executive owns an equity
                                              interest, a portion of the
                                              interests in such Competitor
                                              owned by such entity shall be
                                              attributed to the Executive, such
                                              portion shall be determined by
                                              applying the percentage






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                                              of the equity interest in such
                                              entity owned by the Executive to
                                              the interests in such Competitor
                                              owned by such entity);

                                  (iii)       employment by, including serving
                                              as an officer or partner of,
                                              providing consulting services to
                                              (including, without limitation,
                                              as an independent contractor),
                                              or, managing or operating the
                                              business or affairs of any
                                              Competitor; or

                                  (iv)        participating in the ownership,
                                              management, operation or control
                                              of or being connected in any
                                              manner with any Competitor.

                          (f) Competitor. "Competitor" means any person (other than the Company or any of its affiliates) that competes, either directly or indirectly, with any of the business conducted by the Company or any of its affiliates in the United States, such business being, without limitation, those related to the development, production and marketing of cancer-oriented genetic probes, related reagents, molecular biology products and diagnostic products for the detection and management of certain cancers, it being agreed that the list of parties conclusively deemed to be the Competitors covered hereby are Boehringer-Mannheim, Hoffman LaRoche, Vysis, Inc. and their respective affiliates.

                          (g) Remedies. The Executive agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threatened breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Company shall have the right to seek injunctive or other relief for the breach or






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                                  threatened breach by the Executive of this
                                  Section 7 in any court of competent
                                  jurisdiction. The provisions of this Section 7 shall survive any termination of this Agreement. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements in this Section 7.

                 8. LIMITATION ON PAYMENTS. To the extent that any of the payments and benefits provided for this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, as amended, and, but for this Section 8, would be subject to the excise tax provided for by Section 4999 of that Code, then the Executive's benefits under Section 6 above, as applicable, shall be payable either

                          (a)     in full, or

                          (b) as to such lesser amount as would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

                          whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed under Section 4999, results in the receipt by the Executive on an after-tax basis of the greatest amount of severance benefits under Section 6 above, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing by an independent public accounting firm reasonably acceptable to the Company other than that used by the Company (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this
                          Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations provided for by this Section 8.






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                 9.       SUCCESSORS.

                          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase of stock, purchase of assets, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this paragraph or which becomes bound by the terms of this Agreement by operation of law.

                          (b) Executive's Successors. Except as otherwise specifically provided in this Agreement, the terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, devicees and legatees.

                 10.      NOTICE.

                          (a)     General.  Notices and all other
                                  communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or three (3) days after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                          (b) Notice of Termination. Any termination by the Company for Cause shall be communicated by a written notice of termination to the Executive given in accordance with the notice provisions of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances that






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
                                  provide a basis for termination under the provision so indicated, and shall specify the termination date.

                 11.      MISCELLANEOUS PROVISIONS.

                          (a) No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any severance payment contemplated by this Agreement (whether by seeking new employment or otherwise), nor shall any such payment be reduced by any earnings that the Executive may receive from any other source.

                          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                          (c)     Whole Agreement.  No agreements,
                                  representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

                          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland.

                          (e)     Severability.  The invalidity or
                                  unenforceability of any provision or
                                  provisions of this Agreement shall not effect the validity or enforceability of any other provision herein, which shall remain in full force and effect.

                          (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or operation of law, including, without limitation, bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this paragraph shall be void.






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
                          (g) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

                          (h) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company.

                          (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which other will constitute one and the same instrument.

                 IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.



                         ONCOR, INC.



                         By: /s/ Cecil Kost
                            --------------------------------------------------

                         Title: President and Chief Operating Officer
                            --------------------------------------------------


                         EXECUTIVE



                         By: /s/ Stephen Turner
                            --------------------------------------------------

                         Title: Chief Executive Officer
                            --------------------------------------------------






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